Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Papa Murphy’s Holdings, Inc. of our report dated October 29, 2013, relating to the financial statements of KK Great Pizza, LLC as of December 31, 2012, and for the year then ended, which appears in Papa Murphy’s Holdings, Inc. Registration Statement on Form S-1 (No. 333-194488).

/s/ Moss Adams LLP

Portland, Oregon

May 1, 2014